FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
November 21, 2008

FIRST PACTRUST BANCORP, INC. RECEIVES $19.3 MILLION
FROM U.S. TREASURY AND COMPLETES STOCK BUYBACK PLAN

CHULA VISTA, CA – (November 21, 2008) – First PacTrust Bancorp, Inc. (NASDAQ:FPTB), the holding company for Pacific Trust Bank, today announced that it has received $19.3 million from the U.S. Treasury through the sale of 19,300 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as part of the federal government’s TARP Capital Purchase Program.  First PacTrust Bancorp, Inc. also issued to the U.S. Treasury a warrant to purchase 280,795 shares of common stock at $10.31 per share.  The amount of preferred shares sold represents approximately 3% of our risk-weighted assets as of September 30, 2008.

We are pleased to have been approved to participate in this voluntary program implemented for healthy financial institutions,” said President and Chief Executive Officer Hans Ganz.  Mr. Ganz also stated that, “While the Bank currently exceeds all well capitalized regulatory guidelines, the proceeds will increase our capacity to lend, improve our ability to work with troubled borrowers and enhance our ability to support economic activity in our market area.  We believe our participation in the Treasury’s Capital Purchase Program was a prudent step in this uncertain economic environment.”

The preferred shares pay a cumulative dividend of 5% per year for the first five years and 9% per year thereafter.  The preferred shares are callable after three years at 100% of the issue price, subject to the approval of the Company’s federal regulator.  Earlier redemptions of the preferred shares also require that the Company complete an offering of at least $4,825,000.

The Company also announced today the completion of its stock buyback plan, which was authorized by the board of directors on January 23, 2008.  That plan provided for the repurchase of up to 150,000 shares of stock.  The Company purchased 149,924 shares under that plan and has terminated the plan in connection with its participation in the TARP Capital Purchase Program.

As of September 30, 2008, the Company had consolidated total assets of $845.5 million and stockholders’ equity of $81.8 million, and currently has 4,254,414 shares of common stock outstanding. The Company’s stock is traded on the NASDAQ Global Market under the symbol “FPTB”.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519, ext. 4000